Exhibit 10.1

AMENDMENT TWO TO THE ORDERING DOCUMENT

ORACLE CONTRACT INFORMATION

This document (this “Amendment”) amends the ordering document dated October 31, 2007 (the “ordering document”) between NetSuite, Inc. (“you”) and Oracle America, Inc., which is (a successor in interest to Oracle USA, Inc. and has assumed all rights and obligations of Oracle USA, Inc under the ordering document. All references to “Oracle” in the ordering document specified above, as amended, shall mean Oracle America, Inc. (hereinafter “Oracle”). All terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the ordering document.

WHEREAS, subject to the terms and conditions of this Amendment, the parties desire to amend the ordering document as follows:

•	extend the Unlimited Deployment Period to end on May 31, 2014 (or such earlier period as set forth in sections C.1.c or C.3 of the ordering document), and

•	add to the Deployment Programs, the programs set forth on Exhibit A to this Amendment (the “Additional Deployment Programs”)

WHEREAS, the parties also desire to amend and update certain other provisions of the ordering document, as set forth below;

NOW THEREFORE, in consideration of the representations and agreements contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the ordering document as follows:

1.	CHANGES TO THE ORDERING DOCUMENT

The ordering document shall be amended as follows:

a.	Amend and restate the license grant set forth in section A of the ordering document, effective as of the effective date of this Amendment, by deleting the second, third, fourth, and fifth paragraphs and License Summary table in section A and replacing them with the following:

“The programs designated below with one (1) asterisk (“*”) are for use on an unlimited number of Processors during the Unlimited Deployment Period (as defined in section C.1.a below), subject to the fixing requirements and all other terms and conditions of this ordering document (each such program being referred to as an “Unlimited Deployment Program” and collectively as the “Unlimited Deployment Programs”).

The programs designated below with two (2) asterisks (**) are for use on up to the quantity of Processors indicated in the table below during the Deployment Period (as defined in section C.1.a below), subject to the fixing requirements and all other terms and conditions of this ordering document (each such program being referred to as a “Capped Deployment Program” and collectively as the “Capped Deployment Programs”).

Issued by Oracle America, Inc. 12-MAY-2010

The Unlimited Deployment Programs and the Capped Deployment Programs are collectively referred to herein as the “Deployment Programs”.

Notwithstanding the terms of Amendment Two to this ordering document, the programs designated with three (3) asterisks (***) remain licensed for the Deployment Period set forth in the ordering document as amended by Amendment One to the Ordering Document dated November 30, 2009 (the “Original Deployment Period”) and such Original Deployment Period shall not be extended in Amendment Two with regard to such programs. All other terms of this Amendment Two shall apply to the programs designated with three (3) asterisks (***). You shall be required to comply with requirements in section C.1.b with regard to such programs as of the original Certification Date set forth in C.1.b of this ordering document, as left unchanged and unaffected by the terms of Amendment Two (such original Certification Date being April 30, 2011).

All fees on this ordering document are in US Dollars.

Product Description / License Type	Quantity
*Oracle Database Enterprise Edition – Processor Perpetual	Unlimited
*Coherence Grid Edition – Processor Perpetual	Unlimited
*WebLogic Suite – Processor Perpetual	Unlimited
**Oracle GoldenGate – Processor Perpetual	Up to 100
** Database Vault – Processor Perpetual	Up to 22
**Oracle Advanced Compression – Processor Perpetual	Up to 22
***Oracle Partitioning – Processor Perpetual	Unlimited
***Oracle Diagnostics Management Pack – Processor Perpetual	Unlimited
***Oracle Tuning Management Pack – Processor Perpetual	Unlimited
***Coherence Real Time Client – Processor Perpetual	Unlimited
***Real Application Clusters – Processor Perpetual	Up to 100
***Data Mining – Processor Perpetual	Up to 20”

You acknowledge and agree that the programs listed in the table above represent all the programs that you are licensed for under the ordering document, as amended by this Amendment.

b.	Sections B.1 (Commencement Date) and subsections b and c of section B.3 (Fees, Invoicing, and Payment Obligation) of the ordering document shall not apply to this Amendment.

c.	Delete section B.5 (Total Support Stream) of the ordering document in its entirety and replace it with the following:

“Total Support Stream

For purposes of this ordering document, the “Total Support Stream” shall mean: (i) the technical support for the Converted and Replaced Licenses as defined in section 5 (Converted and Replaced Licenses) of Amendment Two to this ordering document; (ii) the net technical support fees specified in section 2 (Fees, Invoicing and Payment Obligations) of Amendment Two to this ordering document; (iii) the technical support for all Oracle programs licensed by your merged or acquired entities, as described in section C.2 below; and (iv) the technical support for any program licenses purchased under section D.1 (Price Hold) of this ordering document and section 1.g of Amendment Two to the ordering document.

d.	For purposes only of the Deployment Programs listed in section A (as amended by Amendment Two) that are designated with one (1) asterisk (*) or two (2) asterisks (**) , Section C.1.a shall be amended as follows:

•

In the first sentence of the first paragraph of Section C.1.a (General) of the ordering document, delete “specified in section A, for forty-two (42) months from the effective date of this ordering document” and replace it with “specified in section A and Amendment Two to this ordering document, from the effective date of this ordering document until May 31, 2014”.

Issued by Oracle America, Inc. 12-MAY-2010

•

In the first sentence of the second paragraph of Section C.1.a (General) of the ordering document, delete “on the date that is forty-two (42) months from the effective date of this ordering document” and replace with “On May 31, 2014”.

•

In the third line of the first sentence of the second paragraph of Section C.1.a (General) of the ordering document, delete “such date that is forty-two months from the effective date of this ordering document” and replace with “May 31, 2014”.

e.	In section C.2.a delete “$6,700,000.00” and replace with “$16,600,000.00”.

f.	Delete Section B.6 (Customer Definition) and replace with the following:

“6. Customer Definition

Notwithstanding anything to the contrary in the agreement, for purposes of this ordering document only, “you” and “your” shall mean (a) NetSuite, Inc., (b) NetSuite, Inc.’s majority owned subsidiaries specified on the attached Subsidiary Exhibit (Exhibit C) as of the effective date of this ordering document (each such entity shall be termed an “Existing Majority Entity” and collectively as the “Existing Majority Entities”), and (c) the Qualifying Entities (as defined in section C.2 below) that have been added to the Subsidiary Exhibit (Exhibit D) after the effective date of this ordering document in accordance with the terms of section C.2. below. NetSuite, Inc. warrants that it has the authority to bind the Existing Majority Entities and Qualifying Entities, if applicable, to the terms of this ordering document and the agreement and further warrants that NetSuite, Inc. shall be responsible for a breach of such terms by any Existing Majority Entity and/or Qualifying Entity. Except as provided for in section C.4 (Divestiture) below, other than NetSuite, Inc. and the Existing Majority Entities and the Qualifying Entities, none of your affiliates, majority or minority owned subsidiaries, parent companies, or any entities created through a divestiture or reorganization of your company may access or use any of the program licenses acquired under this ordering document (including, without limitation, the licenses of the Deployment Programs) and such programs may not be used for the benefit of (e.g., to track or process the data of or for) such entities. Notwithstanding the foregoing, if at any time during the Deployment Period (as defined in section A of the ordering document) an Existing Majority Entity or Qualifying Entity ceases to satisfy all the requirements of an Existing Majority Entity or Qualifying Entity, as applicable, under this ordering document (including, without limitation, remaining a majority owned subsidiary of NetSuite, Inc, then such entity shall no longer be included in the definition of “you” under this ordering document, and must immediately cease accessing, using and/or otherwise benefiting from the program licenses acquired under this ordering document including, without limitation, the licenses of the Deployment Programs.”

The Subsidiary Exhibit attached to this Amendment as Exhibit C shall be added as a new Exhibit D (Subsidiary Exhibit) to the ordering document.

g.	Delete the first three paragraphs of section C.2. (Acquisition and Merger), remove section C.2.a in its entirety and replace it with the following:

“If, during the Unlimited Deployment Period, you acquire by merger or acquisition, more than fifty percent (50%) of the voting stock and/or assets of another entity (each such acquired entity shall individually be referred to as a “Majority Acquired Entity”), then, within sixty (60) days of the consummation of such merger or acquisition, you shall provide Oracle with a written certification, signed by an authorized C-level executive of your company, attesting to each of the below as of the acquisition/merger closure date: (i) the number of employees in such Majority Acquired Entity as of the acquisition/merger closure date (such number of employees

Issued by Oracle America, Inc. 12-MAY-2010

being referred to as the “Added Employee Count”), and (ii) the quantities (regardless of license type or version) of any existing program licenses of the Unlimited Deployment Programs possessed by such Majority Acquired Entity (the “Existing Program Licenses”) and the amount of the existing technical support fees for such Existing Program Licenses (the “Existing Technical Support Fees”). For purposes of this section, “Employee(s)” shall be defined as all of the Majority Acquired Entity’s full-time, part-time, and temporary employees, and all of your Majority Acquired Entity’s, contractors and consultants, in addition, if the Majority Acquired Entity outsources any business function(s), to another company, all of the full-time, part-time, temporary employees and agents, contractors and consultants that are providing the outsourcing services for the Majority Acquired Entity must be counted for the purposes of calculating the Added Employee Count of the Majority Acquired Entity.

During the Unlimited Deployment Period, upon Oracle’s request, you must provide Oracle with a list of all of your Majority Acquired Entities as of the date of such request and relevant information regarding each such entity, for purposes of determining your compliance with this section C.2, provided, however, that this does not relieve you of any of your other obligations under this section C.2.

Upon Oracle’s receipt of the above certification with respect to a Majority Acquired Entity, the following terms and conditions shall apply:

a. Majority Acquired Entities included in the Unlimited Deployment Right. A Majority Acquired Entity shall be included in your Unlimited Deployment Right for the remainder of the Unlimited Deployment Period, subject to the terms and conditions of this ordering document and the agreement, provided that, as of the date of the acquisition/ merger closure date of the applicable Majority Acquired Entity (1) you have continuously maintained the Total Support Stream, (2) the Added Employee Count for such Majority Acquired Entity is equal to or less than 250 employees, and (3) the Added Employee Count for such Majority Acquired Entity plus the aggregate Added Employee Accounts for all Qualifying Entities (as defined below) is equal to or less than 250, (4) you and such Majority Acquired Entity comply with the requirements of section C.2.c below with respect to any Existing Program Licenses and Existing Technical Support Fees of such Majority Acquired Entity, and (5) you and Oracle execute an amendment to this ordering document that adds such Majority Acquired Entity to the Subsidiary Exhibit (Exhibit A). Each Majority Acquired Entity that is included in the Unlimited Deployment Right under the terms of this section shall be individually referred to as a “Qualifying Entity” and collectively as the “Qualifying Entities”.”

h.	In section D.1.a of the ordering document delete “For a period of four (4) years from the effective date of this ordering document” and replace with the “From the effective date of this ordering document until May 31, 2014,”

In Exhibit A (Price Hold) of the ordering document, delete the price hold table and replace with the following table:

Product Description	Metric	Quantity	License Fee	First Year Software Update License & Support Fee
Oracle Database Enterprise Edition	Processor	1	16,625.00	3,657.50
Database Vault	Processor	1	8,050.00	1,771.00
Oracle Advanced Compression	Processor	1	4,025.00	885.50
Oracle GoldenGate	Processor	1	6,125.00	1,347.50
Coherence Grid Edition	Processor	1	8,750.00	1,925.00
WebLogic Suite	Processor	1	15,750.00	3,465.00

Issued by Oracle America, Inc. 12-MAY-2010

2.	FEES, INVOICING AND PAYMENT OBLIGATIONS

You agree to pay Oracle the license and services fees set forth in the table below for the program licenses and twelve (12) months of technical support services acquired under this Amendment.

Net Fee
Net Fees	6,427,751.27*

*	Note: Included in the Net Fees above are support fees for the initial 12 months of support totaling $1,227,751.00.

All fees under this Amendment are non-cancelable and the sums paid nonrefundable, except as provided in the agreement. All fees on this Amendment are in US Dollars.

All program licenses and the period of performance for all services acquired under this Amendment are effective upon shipment of tangible media or upon the effective date of this Amendment if shipment of tangible media is not required (such effective date being referred to as the “commencement date”).

License and services fees are invoiced as of the commencement date. Service fees are invoiced in advance of the service performance; specifically, technical support fees are invoiced annually in advance.

The technical support fees due under this Amendment shall be reduced by the amount of unused technical support associated with the Converted and Replaced Licenses (as defined in section 6 below), provided the invoices for such technical support have been paid in full. The amount of unused technical support as of May 31, 2010 is $265,084.18 and represents an estimate of the technical support fee credit. The actual support fee reduction will be processed as of the effective date of this Amendment. The Net Fees in Section 2 above have been reduced by the amount of this estimated credit.

In entering into payment obligations under this Amendment, you agree and acknowledge that you have not relied on the future availability of any program or updates. However, (a) if you order technical support for programs licensed under this Amendment, the preceding sentence does not relieve Oracle of its obligation to provide such technical support under this Amendment if-and-when available, in accordance with Oracle’s then current technical support policies, and (b) the preceding sentence does not change the rights granted to you for any program licensed under this Amendment, per the terms of this Amendment, the ordering document, and the agreement. The program licenses provided in this Amendment are offered separately from any other proposal for consulting services you may receive or have received from Oracle and do not require you to purchase Oracle consulting services.

Provided that you comply with the delivery terms in section 3 of this Amendment, Oracle shall not invoice you for sales tax pursuant to California tax law based on the net license fees and net technical support fees for the programs listed in Exhibit A and all updates to these programs delivered by electronic download; however, you agree to indemnify and hold Oracle harmless from and against any claims, losses, damages, costs, and expenses arising from imposition of sales tax based on the net license fees and net technical support fees listed in section 2 and any updates to these programs delivered by electronic download.

3.	DELIVERY

Oracle has made available to you for electronic download at the electronic delivery web site located at the following Internet URL: http://edelivery.oracle.com/exempt the programs listed in Exhibit A to this Amendment. Through the Internet URL, you can access and electronically download to your California location the current production release as of the effective date below of the software and related program documentation for each program listed Exhibit A to this Amendment. You shall have 60 days from the effective date of this Amendment to complete the download of the software and program documentation. Please be advised that not all programs are available on all hardware/operating

Issued by Oracle America, Inc. 12-MAY-2010

system combinations. For current program availability, please check the electronic delivery web site specified above. You acknowledge that Oracle is under no further delivery obligation under this Amendment, electronic download or otherwise. You agree to execute and return the attached Certificate of Electronic Delivery simultaneously with the execution and return of this Amendment.

Provided that you have continuously maintained technical support for the programs and in the licensed quantities listed in Exhibit A to this Amendment, Oracle will make available to you for electronic download the updates provided under technical support to the programs listed in Exhibit A to this Amendment.

Should you require a replacement copy of the software or program documentation, such replacement copy shall also be delivered electronically. You shall not be entitled to any replacement copy in the form of tangible media for the software or the program documentation.

You acknowledge and agree that (a) you have not received any tangible media for the programs listed in Exhibit A to this Amendment as of the effective date, (b) any rights to receive tangible media granted under the agreement shall not be applicable to or provided for the programs listed in Exhibit A to this Amendment or any updates for these programs and (c) you are solely responsible for ensuring that tangible media is not ordered by you from Oracle for the programs listed in Exhibit A to this Amendment or any updates to these programs.

You acknowledge and agree that you have requested to receive all updates provided by Oracle under Oracle’s Technical Support Services via electronic delivery and you are solely responsible for ensuring that you do not order tangible media from Oracle for the programs which you receive via electronic delivery. In the event that you order updates for delivery via tangible media shipment (i.e., shipment of CD Pack(s)), sales taxes and interest may be due and you agree to reimburse Oracle for any applicable sales taxes and interest (interest rate used will be the applicable state’s rate on sales tax underpayments) related to acquisition of such updates as specified in the agreement.

4.	TECHNICAL SUPPORT

The total annual technical support fees due under the ordering document, as amended by this Amendment, and specified in the table in section 2 above, include (a) the existing annual technical support fees for the Converted and Replaced Licenses (as defined in section 5 below and (b) incremental technical support fees for the program licenses specified in section A of the ordering document, as amended by this Amendment.

Software Update License & Support (or any successor technical support offering to Software Update License & Support, “SULS”) acquired under section 2 of this Amendment for the programs licensed under section A of the ordering document, as amended by this Amendment, may be renewed annually, and if you renew such technical support, then for the first renewal year, the annual renewal amount for technical support will be $2,372,835.42, for the second and third renewal years (i.e., the renewal years commencing in 2012 and 2013), the fees for such technical support will not increase over the prior year’s fees and for the fourth renewal year (i.e., the renewal year commencing in 2014) the fees for SULS will not increase by more than 3% over the prior year’s fees. The technical support caps set forth in the preceding sentence are granted, provided that, (1) with respect to each technical support renewal year that occurs during the Deployment Period, you renew the Total Support Stream (as amended by this Amendment), and (2) with respect to each technical support renewal year that occurs after the end of the Deployment Period, you renew the total technical support due under the ordering document (as amended by this Amendment) for the same number of licenses for the same programs as the previous year. The parties agree that the technical support caps set forth in this paragraph replace the technical support caps set forth in section E.1 of the ordering document, which shall be deemed deleted and of no further force or effect.

Nothing in this Amendment shall be deemed to relieve you of your obligation to maintain all of the components of the Total Support Stream (as amended by this Amendment) in order to receive your Deployment Right and technical support for the program licenses acquired under the ordering document (as amended by this Amendment). Notwithstanding anything to the contrary in this section, you acknowledge that the Total Support Stream and the technical support fees owed by you for the program licenses acquired under the ordering document (as amended by this Amendment) may also increase as a result of any mergers or acquisitions of Majority Acquired Entities in accordance with section C.2 of the ordering document, and/or the purchase of program licenses under section D.1 of the ordering document (as amended in section 1.g above), and/or inclusion of any Omitted Licenses (as defined in section 5 below).

Issued by Oracle America, Inc. 12-MAY-2010

5.	CONVERTED AND REPLACED LICENSES

a. General. The parties agree that the terms of this section shall be deemed to replace the terms of section F.1 of the ordering document. In connection with the rights granted under this Amendment, all licenses of any versions or releases of the Deployment Programs (including, the Additional Deployment Programs) that were acquired by you, the Existing Majority Entities and the Qualifying Entities prior to the effective date of this Amendment (including, without limitation, all of the programs licensed under section A of the ordering document prior to the effective date of this Amendment) shall be converted and replaced as of the effective date of this Amendment (the “Converted and Replaced Licenses”). The Converted and Replaced Licenses shall also include all of the program licenses originally listed on the Converted and Replaced Licenses Exhibit attached to the ordering document. The Converted and Replaced Licenses are specified on the Converted and Replaced Licenses Exhibit (Exhibit B) attached to this Amendment which the parties agree replaces the Converted and Replaced Licenses Exhibit attached to the ordering document. All references to Converted and Replaced Licenses in the ordering document shall be deemed to refer to the Converted and Replaced Licenses as defined in this paragraph. You will no longer have any right to use the Converted and Replaced Licenses, nor will you be permitted to reinstate the Converted and Replaced Licenses. You shall not be entitled to a credit or refund of license fees for the Converted and Replaced Licenses.

b. Omitted Licenses. The parties agree that they have worked in good faith to list on the Converted and Replaced Licenses Exhibit attached to this Amendment all licenses of any versions or releases of the Deployment Programs (including, the Additional Deployment Programs) that were acquired by you prior to the effective date of this Amendment including, without limitation, all of the program licenses acquired under section A of the ordering document prior to the effective date of this Amendment and all of the program licenses originally listed on the Converted and Replaced Licenses Exhibit attached to the ordering document. However, the parties acknowledge that some of such licenses may have been inadvertently omitted (“Omitted Licenses”) from the Converted and Replaced Licenses Exhibit and that technical support fees associated with the Omitted Licenses were therefore excluded from the Total Support Stream. If at any time following the effective date of this Amendment either you or Oracle discovers any Omitted Licenses, then the parties agree that: (i) you will continue to pay all technical support fees due in connection with the Omitted Licenses during the Deployment Period, and (ii) the parties will amend the ordering document to add the Omitted Licenses to the Converted and Replaced Licenses Exhibit and to include the technical support fees associated with the Omitted Licenses in the Total Support Stream. You shall not be entitled to a refund or credit of any license and/or technical support fees as the result of any adjustment specified herein.

6.	ORDER OF PRECEDENCE

The parties agree that the terms of this Amendment will prevail in the event of any inconsistencies with any terms of the ordering document.

Other than the addition of the changes above, the terms and conditions of the ordering document remain unchanged and in full force and effect.

7.	TERRITORY

The program listed in Exhibit A of this Amendment Two are for use worldwide, subject to US export laws.

To enable Oracle to provide support services and accurately report revenue for tax purposes, it is estimated that the program licenses initially acquired hereunder shall be installed and/or accessed in each applicable country as listed below. Your use of the programs is not limited to these estimates.

Issued by Oracle America, Inc. 12-MAY-2010

Programs – Country

All programs listed in Exhibit A of this Amendment Two —100% usage in U.S

ORACLE AMERICA, INC.			NETSUITE, INC.

Signature:	/s/ Kelly Herron		Signature:	/s/ James McGeever

Name:	Kelly Herron		Name:	James McGeever

Title:	Manager		Title:	CFO

Signature Date:	May 29, 2010		Signature Date:	5/28/10

Effective Date:	May 31	, 2010

Issued by Oracle America, Inc. 12-MAY-2010

EXHIBIT A

ADDITIONAL DEPLOYMENT PROGRAMS

Product Description / License Type	Quantity
*WebLogic Suite – Processor Perpetual	Unlimited
**Oracle GoldenGate – Processor Perpetual	Up to 100
** Database Vault – Processor Perpetual	Up to 22
** Oracle Advanced Compression – Processor Perpetual	Up to 22

Issued by Oracle America, Inc. 12-MAY-2010

EXHIBIT B

CONVERTED AND REPLACED LICENSES

Existing License	Existing Quantity	Existing License Type	CSI #
WebLogic Server Standard Edition – Processor Perpetual	1	Processor	16569272
WebLogic Server Standard Edition – Processor Perpetual	1	Processor	16569272
Real Application Clusters – Processor Perpetual	100	Processor	15654859
Partitioning – Processor Perpetual	116	Processor	15654859
Data Mining – Processor Perpetual	20	Processor	15654859
Tuning Management Pack – Nonstandard User	640	Non standard User	15654859
Diagnostic Management Pack – Nonstandard User	640	Non standard User	15654859
Internet Application Server Java Edition – Processor Perpetual	182	Processor	15654859
Coherence Real Time Client – Processor Perpetual	124	Processor	15654859
Oracle Database Enterprise Edition – Processor Perpetual	360	Processor	15654859
Coherence Grid Edition – Processor Perpetual	124	Processor	15654859

Issued by Oracle America, Inc. 12-MAY-2010

Exhibit C

Subsidiary Exhibit

OpenAir, Inc.

QuickArrow, Inc

NetSuite Australia PTY LTD.

NetSuite Canada Inc.

NetSuite Hong Kong Limited

NetSuite K.K.

NetSuite (Philippines) Inc.

NetSuite Software (Asia Pacific) Pte. Ltd.

NetSuite UK Limited

Issued by Oracle America, Inc. 12-MAY-2010

CERTIFICATE OF ELECTRONIC DELIVERY

This Certificate of Electronic Delivery is executed as of the effective date set forth below by NetSuite, Inc. (“you”) and relates to the electronic delivery of certain software programs provided by Oracle America, Inc. (“Oracle”). This Certificate of Electronic Delivery shall be governed by the terms of the Oracle License and Service Agreement between you and Oracle dated May 7, 2007, (the “agreement”).

1.	As of the date of this Certificate of Electronic Delivery, you agree that Oracle has provided you with an Internet URL through which you can download all the programs provided in Exhibit A to the Amendment Two between Oracle and you dated , 2010, (the “Amendment Two”). You will have 60 days from the effective date of the Amendment to complete your download of the programs provided.

2.	You agree that Oracle has completed all of the delivery responsibilities required by the Amendment Two and the agreement and no additional shipment of the programs on tangible media (CD’s, Disks, Tapes, etc.) shall be provided or is required.

The Effective Date of this Certificate of Electronic Delivery is 5/28/10.

NetSuite, Inc.

By:	/s/ James McGeever

Name:	James McGeever

Title:	CFO

Issued by Oracle America, Inc. 12-MAY-2010

Page 1 of 1	Payment Schedule No. 37456

Customer:	Netsuite Inc.	Executed by Customer (authorized signature):

		By:	/s/ James McGeever

Address:	2955 Campus Dr., Suite 350	Name:	James McGeever

	San Mateo, CA 94403	Title:	CFO

Contact:		Executed by Oracle Credit Corporation:

Phone:		By:	/s/ Anil Vora

Order:	Amendment Two to OD dated 31 Oct 2007 dated 12 May 2010	Name:	Anil Vora

Agreement:	*See Asterisk dated	Title:	Vice President

PPA No.:	4256 dated 28 Apr 05

Payment Schedule Effective Date: 29 May 2010

System:			Payment Schedule:
			Payment Amount:	Due Date:
Software:	$6,427,751.27	*	1 @ $361,543	01-Sep-10
Support:	$7,118,506.35	2nd, 3rd, & 4th year	1 @ $1,470,000	01-Dec-10
Education:			12 @ $1,001,200	Quarterly beginning 01-Jun-11
Consulting:				through 01-Mar-14
Other:
System Price:	$13,546,257.62		* Includes License and 1st Year Technical Support

Transaction Specific Terms:

For this Contract, the rate used in PPA Section 3, Paragraph 2, Subsection (i) shall be the lesser of the rate in the Contract or 3%. Future increases in support fees, if any, are not included in the System Price or Payment Amounts. Such increases shall be due separately to the applicable Supplier from Customer. *U.S.-Term-OCSAV040407-Netsuite Inc. -11365829-27-May-07

Optional (if this box is checked):

☐  The Customer has ordered the System from an alliance member/agent of Oracle Corporation or one of its affiliates, whose name and address are specified below. Customer shall provide OCC with a copy of such Order. The System shall be directly licensed or provided by the Supplier specified in the applicable Order and Agreement, each of which shall be considered a separate contract. Customer has entered into the Order and Agreement based upon its own judgment, and expressly disclaims any reliance upon statements made by OCC about the System, if any. Customer’s rights with respect to the System are as set forth in the applicable Order and Agreement and Customer shall have no right to make any claims under such Order and Agreement against OCC or its Assignee. Neither Supplier nor any alliance member/agent is authorized to waive or alter any term or condition of this Contract. If within ten days of the Payment Schedule Effective Date, OCC is provided with Customer invoices for the System specifying applicable Taxes, then OCC may add the applicable Taxes in accordance with this Contract.

Alliance Member/Agent:
Address:
Contact: Phone:	Phone:

This Payment Schedule is entered into by Customer and Oracle Credit Corporation (“OCC”) for the acquisition of the System from Oracle Corporation, an affiliate of Oracle Corporation, an alliance member/agent of Oracle Corporation or any other party providing any portion of the System (“Supplier”). This Payment Schedule incorporates by reference the terms and conditions of the above-referenced Payment Plan Agreement (“PPA”) to create a separate Contract (“Contract”).

A.    PAYMENTS: This Contract shall replace Customer’s payment obligation under the Order and Agreement to Supplier, to the extent of the System Price listed above, upon Customer’s delivery of a fully executed Order, Agreement, PPA, Payment Schedule, and any other documentation required by OCC, and execution of the Contract by OCC. Customer agrees that OCC may add the applicable Taxes due on the System Price to each Payment Amount based on the applicable tax rate invoiced by Supplier at shipment. OCC may adjust subsequent Payment Amounts to reflect any change or correction in Taxes due. If the System Price includes support fees for a support period that begins after the first support period, such future support fees and the then relevant Taxes will be paid to

Supplier as invoiced in the applicable support period from the Payment Amounts received in that period. The balance of each Payment Amount, unless otherwise stated, includes a proportional amount of the remaining components of the System Price excluding such future support fees, if any.

B.    SYSTEM: Software shall be accepted, and the services shall be deemed ordered pursuant to the terms of the Agreement. Customer agrees that any software acquired from Supplier to replace any part of the System shall be subject to the terms of the Contract. Any claims related to the performance of any component of the System shall be made pursuant to the Order and Agreement. Neither OCC nor Assignee shall be responsible to Customer for any claim or liability pertaining to any performance, actions, warranties or statements of Supplier.

C.    ADMINISTRATIVE: Customer agrees that OCC or its Assignee may treat executed faxes or photocopies delivered to OCC as original documents; however, Customer agrees to deliver original signed documents if requested. Customer agrees that OCC may insert the appropriate administrative information to complete this form. OCC will provide a copy of the final Contract upon request.

I Credit Corporation	Payment Plan Agreement

Customer:	NetSuite, Inc.	Executed by Customer (authorized signature):

		By:	/s/ James McGeever

Address:	2955 Campus Dr.	Name:	James McGeever

	San Mateo, CA 94403-2511	Title:	C.F.O.

Executed by Oracle Credit Corporation:

Phone:		By:	/s/ Nancy Coquioco

PPA No.:	4256	Name:	Nancy Coquioco

Effective Date:	28-Apr-05	Title:	Contracts Manager

The Payment Plan Agreement (“PPA”) is entered into by Customer and Oracle Credit Corporation (“OCC”) to provide for the payment of the System Price specified in a Payment Schedule on an installment basis. The System (as defined below) is being acquired from Oracle Corporation, an alliance member/agent of Oracle Corporation or any other party providing any portion of the System (“Supplier”). Each Payment Schedule shall specify the Software and other products and services, which items together with any upgrade, transfer, substitution, or replacement thereof, shall comprise the “System.” Each Payment Schedule shall incorporate the terms and conditions of the PPA to form a “Contract,” and the System specified therein shall be subject to the terms and conditions of such Contract. The System shall be licensed or provided to Customer directly by Supplier pursuant to the terms of the Order and Agreement specified in the Contract. Except as provided under the Contract, Customer’s rights and remedies under the Order and Agreement, including Supplier’s warranty and refund provisions, shall not be affected.

1. PAYMENT SCHEDULE: Customer agrees to pay OCC the Payment Amounts in accordance with the Contract, with each payment due and payable on the applicable Due Date. If full payment of each Payment Amount and other amounts payable is not received by OCC within 10 days of each Due Date, Customer agrees to pay to OCC interest on the overdue amount at the rate equal to the lesser of one and one-half percent (1.5%) per month, or the maximum amount allowed by law. Unless stated otherwise, Payment Amounts exclude any applicable sales, use, property or any other tax allocable to the System, Agreement or Contract (“Taxes”). Any amounts or any Taxes payable under the Agreement which are not added to the Payment Amounts due under the Contract are due and payable by Customer, and Customer shall remain liable for any filing obligations. Customer’s obligation to remit Payment Amounts to OCC or its assignee in accordance with the Contract is absolute, unconditional, noncancellable, independent, and shall not be subject to any abatement, set-off, claim, counterclaim, adjustment, reduction, or defense for any reason, including but not limited to, any termination of any Agreement, or performance of the System.

2. ASSIGNMENT: Customer hereby consents to OCC’s assignment of all or a portion of its rights and interests in and to the Contract to third-parties (“Assignee”). OCC shall provide Customer notice thereof. Customer and OCC agree that Assignee shall not, because of such assignment, assume any of OCC’s or Supplier’s obligations to Customer. Customer shall not assert against Assignee any claim, defense, counterclaim or setoff that Customer may have against OCC or Supplier. Customer waives all rights to make any claim against Assignee for any loss or damage of the System or breach of any warranty, express or implied, as to any matter whatsoever, including but not limited to the System and service performance, functionality, features, merchantability or fitness for a particular purpose, or any indirect, incidental or consequential damages or loss of business. Customer shall pay Assignee all amounts due and payable under the Contract, but shall pursue any claims under any Agreement solely against Supplier. Except when a Default occurs, neither OCC nor Assignee will interfere with Customer’s quiet enjoyment or use of the System in accordance with the Agreement’s terms and conditions.

3. DEFAULT; REMEDIES: Any of the following shall constitute a Default under the Contract: (i) Customer fails to pay when due any sums due under any Contract; (ii) Customer breaches any representation or fails to perform any obligation in any Contract; (iii) Customer materially breaches or terminates the license relating to Software; (iv) Customer defaults under a material agreement with Assignee; or (v) Customer becomes insolvent or makes an assignment for the benefit of creditors, or a trustee or receiver is appointed for Customer or for a substantial part of its assets, or bankruptcy, reorganization or insolvency proceedings shall be instituted by or against Customer.

In the event of a Default that is not cured within thirty (30) days of its occurrence, OCC may: (i) require all outstanding Payment Amounts and other sums due and scheduled to become due (discounted at the lesser of the rate in the Contract or five percent (5%) per annum simple interest) to become immediately due and payable by Customer; (ii) pursue any rights provided under the Agreement, as well as terminate all of Customer’s rights to use the System and related services, and Customer agrees to cease all use of the System; and (iii) pursue any other rights or remedies available at law or in equity. In the event OCC institutes any action for the enforcement of the collection of Payment Amounts, there shall be due from Customer, in addition to the amounts due above, all costs and expenses of such action, including reasonable attorneys’ fees. No failure or delay on the part of OCC to exercise any right or remedy hereunder shall operate as a waiver thereof, or as a waiver of any subsequent breach. All remedies are cumulative and not exclusive. Customer acknowledges that upon a default under the Contract, no party shall license, lease, transfer or use any Software in mitigation of any damages resulting from Customer’s Default.

4. CUSTOMER’S REPRESENTATIONS AND COVENANTS: Customer represents that, throughout the term of the Contract, the Contract has been duly authorized and constitutes a legal, valid, binding and enforceable agreement of Customer. Any transfer or assignment of Customer’s rights or obligations in the System, or under the Agreement or the Contract shall require OCC’s and Assignee’s prior written consent. A transfer shall include a change in majority ownership of Customer. Customer agrees to promptly execute any ancillary documents and take further actions as OCC or Assignee may reasonably request, including, but not limited to, assignment notifications, acceptance certificates, certificates of authorization, registrations, and filings. Customer agrees to provide copies of Customer’s balance sheet, income statement, and other financial reports as OCC or Assignee may reasonably request.

5. MISCELLANEOUS: The Contract shall constitute the entire agreement between Customer and OCC regarding the subject matter herein and shall supersede any inconsistent terms set forth in the Order, Agreement or any related agreements, Customer purchase orders and all prior oral and written understandings. If any provision of the Contract is invalid, such invalidity shall not affect the enforceability of the remaining terms of the Contract. Customer’s obligations under the Contract shall commence on the Effective Date specified therein. Except for payment terms specified in the Contract, Customer remains responsible for all the obligations under each Agreement. Each Payment Schedule, and any changes to a Contract or any related document, shall take effect when executed by OCC. The Contract shall be governed by the laws of the State of California and shall be deemed executed in Redwood Shores, CA as of the Contract Effective Date.